Exhibit 99.2
EXECUTION VERSION

SHAREHOLDER'S IRREVOCABLE UNDERTAKING

To:    Jounce Therapeutics, Inc. (the "Offeror")
780 Memorial Drive,
Cambridge
Massachusetts, 02139
United States

From:    Supporting Shareholder
[***]
23 February 2023
To whom it may concern,
Proposed acquisition of and merger with Redx Pharma Plc ("Target") – Deed of Irrevocable Undertaking
1.We understand that the Offeror (on behalf of it and its affiliates, as applicable) intends to make an offer for acquisition of and merger with certain shareholder(s) of Target, by way of the implementation of the following proposed steps:
1.1the merger between a special purpose vehicle wholly-owned by the Offeror (the “Redmile Merger Sub”) and RM Special Holdings 3, LLC, being a shareholder of Target (“RM3”), with RM3 being the surviving entity and the consideration for such merger being the exchange of equity in RM3 for voting stock of the Offeror, and the subsequent merger between RM3 and the Offeror, with the Offeror being the surviving entity (the “Redmile Merger”);
1.2the substantially similar merger(s) as the Redmile Merger by certain qualifying and electing shareholders of Target (each being an “Elected Merger”, together with the Redmile Merger being the “Mergers”);
1.3the acquisition by the Offeror of all of the ordinary shares in the capital of Target not held by RM3 or shareholders participating in an Elected Merger which is proposed to be implemented by way of a scheme of arrangement (the "Scheme") under Part 26 of the Companies Act 2006 (the "Act") (the "Acquisition") (the Acquisition and the Mergers being together, the “Transaction”), with the Transaction being on substantially the terms and conditions as set out in the press announcement to be made under Rule 2.7 of the City Code on Takeovers and Mergers (the “Code”), a draft of which is annexed to this undertaking (the "Press Announcement"), together with any additional terms and conditions as may be required by: (i) the Panel on Takeovers and Mergers (the “Panel”); (ii) the Code; (iii) the “AIM Rules for Companies” published by London Stock Exchange plc from time to time; (iv) any other relevant securities exchange and/or any other applicable law or regulation; or (v) as the Offeror and the Target may agree. We understand that the Target and Offeror have also executed a co-operation agreement on or around the date hereof in respect of the Transaction (the “Co-Operation Agreement”).
2.This undertaking sets out the terms and conditions on which we will exercise, or procure the exercise of, the votes attaching to the securities in Target in which we have an interest as set out in Schedule 1 (and, if applicable, any additional shares in Target issued on the conversion of our convertible loan notes) in favour of the Acquisition and the Transaction (to the extent applicable) at any relevant meeting of the members of Target.
3.Notwithstanding any other provision of this undertaking, our obligations in this undertaking are conditional on the terms and conditions of the Scheme being substantially as set out in the Press Announcement, subject thereto, or otherwise as may be agreed between the Offeror and Target (in accordance with the terms of the Takeover Code and the Cooperation Agreement) or as may be required to comply

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with the requirements of the High Court of Justice in England and Wales (the "Court"), the Act or any other legal or regulatory authority or body.
Shareholdings
4.We irrevocably and unconditionally undertake, warrant and represent to the Offeror, until this undertaking terminates in accordance with paragraph 12 below, that:
(a)we are the sole beneficial and, where indicated in the first column of each of the tables set out in Schedule 1, the sole registered holder of the the number of ordinary shares of £0.01 each in the capital of Target shown in Schedule 1 (collectively, the "Target Shares") and have full power and authority to vote and sell or procure the sale of the Target Shares with full title guarantee, free from any lien, charge, option, equity encumbrance, rights of pre-emption, legal or other restrictions, together with all rights (including but not limited to any voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) hereafter declared, made or paid subject to the matters referred to in the Press Announcement) attaching to or enjoyed by them as envisaged by the terms of the Transaction;
(b)the information set out in Schedule 1 regarding the Target Shares is complete and accurate and, other than as set out in Schedule 1, we do not have any interest in any securities or shares of Target or any rights to subscribe for, purchase or otherwise acquire any securities or shares of Target; and
(c)we have full power and authority to enter into this undertaking and to perform the obligations under it in respect of the Target Shares.
For the purposes of this paragraph 4, a person will be treated as having an interest in securities if:
(i)he owns them;
(ii)he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;
(iii)by virtue of any agreement to purchase, option or derivative he:
(1)has the right or option to acquire them or call for their delivery; or
(2)is under an obligation to take delivery of them,
whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or
(iv)he is party to any derivative:
(1)whose value is determined by reference to their price; and
(2)which results, or may result, in his having a long position in them.
Dealings
5.Subject to paragraph 12 below, we irrevocably and unconditionally undertake to the Offeror that before the earliest to occur of (i) the Scheme becoming effective; and (ii) the Co-operation Agreement being terminated, we shall not ourselves or permit any registered holder (if different) to:
(a)sell, transfer, loan, charge, encumber, grant any option over or otherwise dispose of any Target Shares or any other shares or securities in Target issued, allotted or transferred to us or otherwise acquired by us before then ("Further Target Securities") other than pursuant to the Scheme;
(b)(other than in accordance with paragraph 6) accept any other offer (whether such offer is to be implemented by way of a takeover offer, scheme of

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arrangement or other business combination of any nature whatsoever) in respect of the shares or securities referred to in paragraph 5(a); or
(c)(other than pursuant to the Scheme or in accordance with paragraph 6) enter into any agreement or arrangement or incur any obligation:
(i)to do any of the acts referred to in paragraphs 5(a) or 5(b) in relation to, or operating by reference to, the Target Shares or any Further Target Securities unless the Panel has first determined, and confirmed to the Offeror and Target, that it is not acting in concert with the Offeror for the purpose of Note 9 on the definition of “acting in concert” in the Code; or
(ii)which, in relation to the Target Shares or any Further Target Securities, would or might restrict or impede our complying with the terms of this undertaking, and for the avoidance of doubt, subject always to paragraph 6, references in paragraphs 5(b) and 5(c) to any acceptance of an offer or any agreement, arrangement or obligation includes any acceptance of an offer or agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Scheme is withdrawn, or if this undertaking ceases to be binding or upon or following any other event.
6.Nothing in this undertaking shall prevent us from responding to any request from the board of directors of the Target (the “Target Board”) in respect of any bona fide proposal with respect to a possible offer from a third party (a “Third Party Offeror”) received by the Target in connection with an acquisition of or dealings in the share capital of the Target and entering into agreements with such Third Party Offeror in support of or for the purpose of implementing such possible offer which are conditional on (i) this undertaking ceasing to be binding and (ii) the announcement of such offer, provided that:
(a)the Third Party Offeror confirmed to the Target that it required our response or indication of support to such request in order to make a firm offer in respect of the Target;
(b)the Target Board reasonably believes that it is likely that the delivery of such firm offer by the Third Party Offer would prompt the Target Board to deliver a Redx Adverse Recommendation Change (as defined in the Co-operation Agreement) if we were to provide a positive response or indication of support to such request;
(c)without prejudice to the right of any director nominated by us to the Target Board to participate in and vote at any meeting of the Target Board as he/she (in accordance with his or her fiduciary duties) shall think fit, we shall not instruct the Target Board to issue such Redx Adverse Recommendation Change, which the Target Board shall determine in accordance with its fiduciary duties.
For the avoidance of doubt, the communication of a bona fide offer from a Third Party Offeror by the Target Board to us pursuant to this paragraph 6 shall not, in and of itself, constitute a Redx Adverse Recommendation Change.
Undertaking to vote in favour of the Scheme
7.In consideration of the Offeror agreeing to be bound by the Scheme in the event that the Scheme becomes effective, we irrevocably and unconditionally undertake to the Offeror to attend (either in person or by proxy) any meeting of Target’s shareholders convened by order of the Court pursuant to section 896 of the Act to consider and approve the Scheme ("Court Meetings") and any general or class meeting of Target convened in order to consider and approve measures required to implement the Scheme ("Shareholders' Meetings") and, from the time the Scheme is announced until this undertaking terminates in accordance with paragraph 12 below, will exercise and procure the exercise of the votes (whether on a show of hands, a poll or

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otherwise) attaching to the Target Shares (and any other shares in Target which we acquire and which are capable of voting at the Court Meetings and/or the Shareholders’ Meetings ("Further Target Shares")) in favour of the Scheme at any Court Meeting and in order to give effect to any measures required to implement the Scheme. In particular, but without limiting the foregoing, we irrevocably and unconditionally undertake to the Offeror that we shall or shall procure that, after the posting of the circular to be issued by Target to its shareholders containing, inter alia, the Scheme (the "Scheme Document") (and without prejudice to any right to attend and vote in person at any Court Meeting and any Shareholders' Meeting), we shall return or shall procure the return of the signed forms of proxy accompanying the Scheme Document (completed and signed and voting in favour of the resolutions to approve the Scheme and any measures required to implement the Scheme) as soon as possible and in any event within seven days after the posting of the Scheme Document.
8.We further irrevocably and unconditionally warrant, represent and undertake to the Offeror, until this undertaking terminates in accordance with paragraph 12 below, that we shall not, without the consent of the Offeror, requisition, or join in requisitioning, any general or class meeting of Target for the purposes of voting on any resolution other than contemplated by this undertaking.
Documentation
9.We irrevocably and unconditionally consent to:
(a)the inclusion of references to us and particulars of this irrevocable undertaking and our legal and beneficial holdings of the relevant securities of Target in any press announcement, in accordance with Rule 2.10 of the Code, or other document issued by or on behalf of the Offeror or Target in connection with the Transaction, in accordance with Rule 24.3 of the Code; and
(b)this undertaking being published on a website following release of the Press Announcement, in accordance with Rule 26.1 of the Code.
10.We irrevocably and unconditionally shall:
(a)promptly give you all information and any assistance as you may reasonably require for the preparation of any such announcement or document in order to comply with the requirements of the Court, the Act and any other legal or regulatory requirement or body (but will not be required to take responsibility for any information or other matters other than factual information relating solely to ourselves); and
(b)immediately notify you in writing of any material change in the accuracy or impact of any information previously given to you or in the event of any breach of the undertakings, representations or warranties set out herein.
Confidentiality and Market Conduct
11.Subject to and save to the extent required by law or regulation or by any court of competent jurisdiction or any stock exchange in accordance with whose regulations we or Target or the Offeror is required to comply, we shall keep confidential the possibility, terms and conditions of the Transaction and the existence and terms of this undertaking until the Press Announcement is released or the information is otherwise in the public domain, provided that we may disclose the same to Target or the Offeror and their respective advisers. The obligations in this paragraph shall survive termination of this undertaking.
Termination
12.The undertakings, warranties, consents, waivers, agreements and obligations in this undertaking are conditional upon the issue of the Press Announcement by noon (London time) on the date of this undertaking (or such later time or date as we may

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agree) and (save as expressly provided for herein) will only lapse and cease to have effect to the extent not already undertaken and without prejudice to any liability for antecedent breach:
(a)if the Scheme does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms; or
(b)if the Offeror announces, with the consent of the Panel or any other relevant authority (if required), and before the Scheme Document is posted, that it does not intend to proceed with the Transaction and no new, revised or replacement Scheme is announced by the Offeror at the same time or within 28 days thereafter; or
(c)if the Scheme does not become effective by the Long-stop Date (as defined in the Press Announcement) or such later date as we agree in writing; or
(d)if the Co-operation Agreement is terminated in accordance with its terms.
13.We hereby acknowledge that we have not entered into this undertaking relying on any statement or representation, whether or not made by the Target, the Offeror or their respective advisers (or any of their respective directors, officers, employees or agents) and we acknowledge that nothing in this undertaking obliges the Offeror to despatch the Press Announcement, the documents relating to the Mergers, the Scheme Document. This undertaking contains the whole agreement between the Offeror and us relating to the subject matter of this undertaking at the date hereof, to the exclusion of any terms implied by law which may be executed by contract.
14.The Offeror undertakes to be bound by the Scheme in the event that the Scheme becomes effective. The obligations on the Offeror hereunder are conditional upon receipt by the Offeror of:
(a)undertakings substantially in the terms agreed with the Offeror from each of the directors of Target in respect of their respective shares in the capital of Target, by noon (London time) on the date of this undertaking (or such later time and/or date as the Offeror may determine); and
(b)confirmation in terms satisfactory to the Offeror that the board of directors of Target has unanimously approved the issue of the Press Announcement including a statement that the board of directors of Target intends unanimously to recommend that its shareholders vote in favour of the Scheme and such approval and recommendation not having been withdrawn or qualified prior to publication of the Scheme Document.
15.This undertaking shall not oblige the Offeror to proceed with the Transaction.
16.We acknowledge that, except to the extent otherwise specified, our obligations, undertakings, representations and warranties set out in this undertaking are unconditional and irrevocable. Time shall be of the essence in connection with any deadline or time for performance referred to in this undertaking.
17.We acknowledge that damages would not be an adequate remedy for breach of the obligations contained in this undertaking and we further undertake that we will not assert otherwise in any proceeds relating hereto. We acknowledge that the Offeror shall be entitled to seek the remedies of specific performance, injunctive relief or other equitable relief and no proof of special damages shall be necessary for the enforcement by the Offeror of its rights hereunder by such remedies.
Power of Attorney
18.We irrevocably, unconditionally and by way of security for our obligations under paragraph 7 of this undertaking, hereby appoint each of the Offeror and any director or officer of the Offeror to be our attorney to execute on our behalf proxy forms for any Court Meeting or Shareholders’ Meeting in respect of the Target Shares and any Further Target Securities and to sign, execute, and deliver any documents as are

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reasonably required for the purposes of the performance of our obligations under paragraph 7 of this undertaking.
Independent Advice
19.We recognise that Ropes & Gray LLP (together with Ropes & Gray International LLP) and Cowen Execution Services Limited and their respective affiliates (together, the "Advisers") are acting on behalf of the Offeror and, as such we are not clients of the Advisers. Cowen Execution Services Limited and its respective affiliates is providing independent financial advice to the directors of the Offeror. We have taken our own independent financial and legal advice in agreeing to execute this undertaking.
20.Neither the Advisers nor the Offeror has any responsibility to me to ensure that this undertaking is suitable for execution by me or otherwise. We confirm that we have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.
Binding Effect
21.This undertaking shall bind our estate and personal representatives except in relation to those obligations that relate to our position as shareholders of Target.
Third Party Rights
22.Other than each of the Offeror’s and its affiliates’ directors and officers who may enforce on paragraphs 13 and 18 and the Advisers who may enforce on paragraphs 13, 19 and 20, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking.
Governing Law and Jurisdiction
23.This undertaking and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law.
24.We irrevocably agree to submit to the exclusive jurisdiction of the courts of England to settle any claim, legal action, proceeding, dispute or matter of difference (including non-contractual claims, disputes or differences) which may arise out of or in connection with this undertaking or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this undertaking) and that accordingly any proceedings be brought in such courts.

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SCHEDULE 1

SECURITIES IN TARGET
Interests in Target Shares
[***]

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ANNEX

Press Announcement

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IN WITNESS whereof this document has been duly executed and delivered as a deed on the date written at the start of this deed.

EXECUTED and DELIVERED as a DEED by Supporting Shareholder acting by [***] , authorised signatory in the presence of:	/s/ [***]
(Signature of witness) [***] (Witness name) [***] (Witness occupation) [***] (Witness address) [***]

[Signature Page to Shareholder Irrevocable]